Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our reports dated February 13, 2004, except for paragraph 5 of Note 6, as to which the date is February 25, 2004, and February 13, 2004, accompanying the consolidated financial statements and schedule, respectively, included in the Annual Report of CellStar Corporation on Form 10-K for the year ended November 30, 2003. We hereby consent to the incorporation by reference of said reports in the Registration Statements of CellStar Corporation on Form S-8 (File No. 333-89298, effective May 29, 2002, File No. 333-77415, effective April 30, 1999, File No. 333-23381, effective October 3, 1997 and File No. 33-87754, effective December 23, 1994).

GRANT THORNTON LLP

Dallas, Texas

February 25, 2004